EXHIBIT 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE
NEW YORK, N.Y. 10017-3954
(212) 455-2000

FACSIMILE (212) 455-2502

DIRECT DIAL NUMBER	E-MAIL ADDRESS

December 21, 2007

Dollar General Corporation
100 Mission Ridge
Goodlettsville, Tennessee 37072

Ladies and Gentlemen:

We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the “Company”), and the subsidiaries of the Company listed on Schedule 1 hereto (the “Schedule I Guarantors”) and Schedule II hereto (the “Schedule II Guarantors” and, collectively with the Schedule I Guarantors, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $1,175,000,000 aggregate principal amount of 10.625% Senior Notes due 2015 (the “Senior Notes”) and $725,000,000 aggregate principal amount of Senior Subordinated Toggle Notes due 2017 (the “Senior Subordinated Toggle Notes” and, together with the Senior Notes, the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under indentures dated as of July 6, 2007 (the “Original Indentures”) among the Company, Buck Acquisition Corp., a Tennessee corporation, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by the First Supplemental

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Indentures dated September 25, 2007, among DC Financial, LLC, Guaranteeing Subsidiary, and the Trustee (the “Supplemental Indentures” and, together with the Original Indentures, the “Indentures”). The Senior Notes will be offered by the Company in exchange for $1,175,000,000 aggregate principal amount of its outstanding 10.625% Senior Notes due 2015. The Senior Subordinated Toggle Notes will be offered by the Company in exchange for $725,000,000 aggregate principal amount of its outstanding Senior Subordinated Toggle Notes due 2017.

We have examined the Registration Statement, the Original Indentures and the Supplemental Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Schedule II Guarantors have duly authorized, executed and delivered the Indentures and (2) execution, delivery and performance by the

Schedule II Guarantors of the Indentures and Guarantees do not and will not violate the laws of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law (excepting the law of the State of New York and the federal laws of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the States of Kentucky and Tennessee, we have relied upon the opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. dated the date thereof.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the California Revised Limited Partnership Act, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the

Delaware Constitution and reported judicial decisions interpreting the foregoing) and, to the extent set forth herein, the laws of the States of Kentucky and Tennessee.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Name of Entity	Jurisdiction of Incorporation or Organization
DGC Properties LLC	Delaware
DGC Properties of Kentucky LLC	Delaware
Dollar General Investment, Inc.	Delaware
South Boston FF&E, LLC	Delaware
South Boston Holdings, Inc.	Delaware
Sun-Dollar, L.P.	California

Schedule II

Name of Entity	Jurisdiction of Incorporation or Organization
DC Financial, LLC	Tennessee
DG Logistics, LLC	Tennessee
DG Promotions, Inc.	Tennessee
DG Retail, LLC	Tennessee
DG Transportation, Inc.	Tennessee
Dolgencorp of New York, Inc.	Kentucky
Dolgencorp of Texas, Inc.	Kentucky
Dolgencorp, Inc.	Kentucky
Dollar General Merchandising, Inc.	Tennessee
Dollar General Partners	Kentucky